Exhibit 23.1

July 13, 2006

US Securities Exchange Commission
Hogan & Hartson, LLP

Dear Sirs/Mesdames:

Re:          All SEC Filings of Teton Petroleum, Inc. (“Teton”) filed in 2003 and 2004

In regard to the filing of any and all 10-K and Annual Reports, and the inclusion by reference of any reserve reports or the Waterflood Feasibility Study Report prepared by Gustavson Associates, Inc. for Teton including estimates of remaining reserves and future cash flows attributable to the Goloil License Area in Western Siberia (the “Gustavson Technical Reports”), the undersigned hereby consents to:

1.                 the filing of all 10-K and annual reports with the inclusion by reference of the Gustavson Technical Reports reserve reports; and

2.                 the written disclosure of the Gustavson Technical Reports and such extras from these reports that have been included in the Filings.

I confirm that I have read the 10-K and annual reports filed and do not have any reason to believe that there are any misrepresentations in the information derived from the Gustavson Technical Reports, or that the Filings contain any misrepresentation of the information contained in the Gustavson Technical Reports.

Yours sincerely,

/s/ Letha C. Lencioni
Letha C. Lencioni, P.E.
Vice-President, Petroleum Sector